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                                                                Exhibit 99.10


                                    CONSENT
                                       OF
                                SMITH BARNEY INC.


The Board of Directors
Falcon Building Products, Inc.
Two North Riverside Plaza
Chicago, Illinois 60606

Members of the Board:

     We hereby consent to (I) the inclusion of our opinion letter to the Board of Directors of Falcon Building Products, Inc. (the "Company") as Annex III-B to the Proxy Statement/Prospectus of the Company relating to the proposed merger transaction involving the Company and (II) references made to our firm and such opinion in the Proxy Statement/Prospectus under the captions "THE MERGER -- Background of the Merger," "--Recommendation of the Board of Directors; Reasons for the Merger" and "-- Opinions of the Company's Financial Advisors -- Opinion of Smith Barney." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                  By: /s/ Smith Barney Inc.
                                      ------------------------------------
                                      SMITH BARNEY INC.


New York, New York
April 4, 1997